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                                                                     Exhibit 4.1


                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
                                       OF

                              ARAMARK CORPORATION



           AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT dated as of the 14th day of December, 1994, which further amends and restates the Amended and Restated Stockholders' Agreement dated as of December 14, 1984 (the "Agreement"), by and among ARAMARK CORPORATION (formerly The ARA Group, Inc. and ARA Holding Company), a Delaware corporation ("ARAMARK"), and the parties identified on the books of ARAMARK as "Management Investors" or their "Permitted Transferees" or as "Individual Investors" or "Institutional Investors".

           In consideration of the terms and conditions herein contained, the parties hereto mutually agree as follows:

           The parties hereto (other than ARAMARK) and any other person who hereafter acquires equity securities of ARAMARK pursuant to the provisions of, and subject to the restrictions and rights set forth in, this Agreement are sometimes hereinafter referred to collectively, as the "Stockholders" or, individually, as a "Stockholder." The Management Investors and the Individual Investors are sometimes hereinafter referred to collectively as the "Investor Group." Institutional Investors and Individual Investors are sometimes hereinafter referred to collectively as "Outside Investors." Unless otherwise explicitly set forth herein, the term "Management Investors" shall mean only those individuals so identified on the books of ARAMARK, exclusive of such individuals' respective heirs, Permitted Transferees (as identified on the books of ARAMARK) or other Transferees (as defined in Section 2.03(a) hereof); provided that the Board of Directors of ARAMARK may, from time to time and in its sole discretion, designate any Stockholder then employed by ARAMARK or its Subsidiaries a "Management Investor." Stockholders who are Permitted Transferees are identified as such on the books of ARAMARK, along with the identity of their respective transferors. Where a full-time employee or director has acquired or acquires equity securities of ARAMARK in joint tenancy with their spouses or in any other manner other than sole direct ownership, such employee or director is deemed to be a Management Investor and such record owner is deemed to be his or her Permitted Transferee.

           A Transferee who is not already a party to this Agreement, by executing the document referred to in Section 2.03(a) hereof, shall thereby become entitled to the benefits of this Agreement and shall be deemed to be an "Institutional Investor", except: if such Transferee is an employee of ARAMARK, then he or she shall be deemed to be a "Management Investor"; if such Transferee is a Transferee pursuant to Section 3.01 of an Individual Investor, then he or she shall be deemed to be an "Individual Investor"; if such Transferee is a Transferee pursuant to Section 3.01 of a Management Investor (or of his or her Permitted Transferee), then he or she shall be deemed to be a "Permitted Transferee" of such Management Investor. Determination of the classification of a Stockholder by the Board of Directors shall be conclusive and binding on all parties hereto.

           ARAMARK's Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and Class A Common Stock, par value $.01 per share ("Class A Common Stock") are collectively referred to herein as the "Common Stock," and when so referred to shall be treated as one class to which all the provisions of this Agreement apply.

           Pursuant to ARAMARK's Restated Certificate of Incorporation (the "Certificate of Incorporation"), upon the termination of employment of a Management Investor, the shares of Class B Common Stock held by such Management Investor and his or her Permitted Transferees shall be converted into shares of Class A Common Stock; and upon any transfer of shares of Class B Common Stock in accordance with the terms of this Agreement other than to a Management Investor or Permitted Transferee of a Management Investor, such shares shall be converted into shares of Class A Common Stock. Shares so converted shall continue to be subject to the terms and conditions of this Agreement.

           For purposes of this Agreement only, the employment of a Management Investor shall be deemed terminated if he or she shall cease to be a director or an active, full-time employee of ARAMARK or its Subsidiaries. Such termination of employment shall not change the designation of such person as a Management Investor.

           The parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Common Stock, including issued and outstanding shares of Common Stock as well as shares of Common Stock which may be issued hereafter, or which may become issuable pursuant to the exercise of options, and to provide for certain rights and obligations with respect thereto as hereinafter provided.
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1.        Certain Definitions.

          1.01 "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

          1.02 "Appraisal Price" of shares of Common Stock shall mean the fair market value of such shares, as determined by an Appraiser according to the most recent existing appraisal of shares of Common Stock, which appraisal shall be as of a date not more than six months prior to the use thereof. Such determination by the Appraiser shall be conclusive and binding on all Stockholders and ARAMARK. With respect to shares of Class A Common Stock resulting from the conversion of shares of Class B Common Stock pursuant to the terms of the Certificate of Incorporation, the "Appraisal Price of (an equivalent number of) shares of Class B Common Stock" shall mean the Appraisal Price, had the conversion not occurred, of such shares of Class B Common Stock.

          1.03 "Appraiser" shall mean a firm headquartered in the United States of nationally recognized standing in the business of appraisal or valuation of securities which does not own any stock of ARAMARK and which has been selected by the Board of Directors to act as an independent appraiser. The Board of Directors shall review its selection of an Appraiser annually.

          1.04 "Call" or "Called" shall mean ARAMARK's option to purchase Common Stock from the holder thereof referred to in Sections 6 and 7 hereof.

          1.05 "Completely Disabled" and "Complete Disability" shall mean a "permanent and total disability" as now defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

          1.06 "Normal Retirement" shall mean voluntary termination of employment with ARAMARK after attaining the age of 60, on at least 90 days prior written notice of such termination, where the retiree does not intend to, at the time of termination, and in fact does not, engage in full-time employment following such termination other than employment that is with a governmental or a charitable, non-profit organization and that is not competitive with ARAMARK.

          1.07 "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          1.08 "Promissory Note" shall mean a subordinated installment note of ARAMARK substantially in the form of Exhibit A to this Agreement, with a stated annual rate of interest equal to the Applicable Federal Rate (as such term is defined in the Code) as of the issue date of the Promissory Note, as determined by ARAMARK; with equal annual installments of principal equal in amount to the least of (1) 10% of the original principal amount of the Promissory Note, (2) the Management Investor's highest annual base salary as an employee of ARAMARK, or (3) $100,000; and with the final installment of principal equal to the outstanding balance and due at the final maturity; and with the first installment of principal due on the April 15 or October 15 occurring closest to the first anniversary of the issue date of the Promissory Note; and with the final maturity no later than the tenth anniversary of the Management Investor's termination of employment; and with such other insertions as ARAMARK shall reasonably make.

          1.09 "Put" shall mean the option of the holder to cause ARA to purchase Common Stock referred to in Section 5 hereof.

          1.10 "Subsidiary" shall mean any corporation or other entity of which ARAMARK shall, directly or indirectly, own 50% or more of the equity, as determined for purposes of this Agreement by the ARAMARK Board of Directors and any other corporation or other entity in which ARAMARK shall directly or indirectly have an equity investment and which the ARAMARK Board of Directors shall in its sole discretion designate.

2.        Limitations on Transfers of Shares.

          2.01 Transfers Prohibited Unless Specifically Permitted. No Stockholder shall transfer any shares of Common Stock at any time, unless such sale, assignment, pledge or encumbrance or other transfer shall have been effected in accordance with the terms of Section 3, 4, 5, 6 or 7 of this Agreement. ARAMARK shall not transfer upon its books any shares of Common Stock held or owned by any of the Stockholders to any person except in accordance with this Agreement.

          2.02 Inconsistent Agreements Prohibited. Unless approved by the Board of Directors, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to Common Stock nor shall any Stockholder enter into any stockholder agreement or arrangement of any kind with any person with respect to Common Stock inconsistent with the

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                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
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provisions of this Agreement (whether or not such agreement and arrangement is with other Stockholders or holders of Common Stock that are not parties to this Agreement), including but not limited to, any agreement or arrangement with respect to the acquisition, disposition or voting of shares of Common Stock, or act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting of shares of Common Stock in any manner which is inconsistent with the provisions of this Agreement.

    2.03 Requirements for all Transfers.

         (a) Transferee Must Agree to be Bound by Agreement. Unless otherwise explicitly provided herein, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any shares of Common Stock to any person (all such persons, regardless of the method of transfer, shall be referred to collectively as "Transferees" and individually as a "Transferee") unless (a) such Transferee shall have executed, as a condition to its acquisition of shares (or, in the case of a Transferee by will or the laws of descent, record ownership on the books of ARAMARK) of Common Stock, an appropriate document confirming that such Transferee takes such shares subject to all the terms and conditions of this Agreement and (b) such document shall have been delivered to and approved by ARAMARK prior to such Transferee's acquisition of shares (or, in the case of a Transferee by will or the laws of descent, record ownership on the books of ARAMARK) of Common Stock. ARAMARK shall not unreasonably withhold or delay its approval of any such document.

         (b) Transfer Must Comply with Securities Laws. No Stockholder shall sell, assign, pledge, encumber or otherwise transfer any shares of Common Stock at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Common Stock under any such laws or a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Any Stockholder who proposes to sell, assign, pledge, encumber or transfer any shares of Common Stock may deliver to ARAMARK an opinion of counsel that such action would not result in any such violation or breach. The delivery of such opinion shall be deemed to establish compliance with the provisions of this
         Section 2.03(b) unless, within ten days after the receipt by ARAMARK of such opinion, counsel for ARAMARK shall deliver an opinion that such action would result in any such violation or breach (such opinion to state the basis of the legal conclusions reached therein).

         (c) Endorsement of Stock Certificates. Each certificate representing shares of Common Stock shall bear endorsements reading substantially as follows:

                The securities represented by this certificate are subject to the right of the Corporation to repurchase such securities on the terms and conditions set forth in a Stockholders' Agreement dated as of December 14, 1984, as the same may be amended from time to time, a copy of which may be obtained from the Corporation or from the holder of this instrument. No transfer of such securities will be made on the books of the Corporation unless accompanied by evidence of compliance with the terms of such Agreement.

            Such certificate shall bear any additional endorsement which may be required for compliance with federal or state securities or blue sky laws. In the case of uncertificated shares of Common Stock, the books of ARAMARK shall bear appropriate notations reflecting the foregoing.

3.  Certain Permitted Transfers of Shares.

          3.01 Estate Planning Transfers, etc. Subject to the restrictions set forth in Section 2.03 and Section 4.06, a Stockholder shall be entitled to make the following transfers of shares of Common Stock: (A) if made for nominal consideration or as gifts: (i) any transfer or assignment to any one or more of the following relatives of the Stockholder - spouse, child, grandchild, parent - or to a trust of which there are and continue to be, during the term of this Agreement no principal beneficiaries other than one or more of such relatives;
(ii) any transfer to any charitable organization which qualifies as such under
Section 501 (c) (3) or any successor provision of the Code; (iii) any transfer to a legal representative in the event any Stockholder becomes mentally incompetent; (iv) any transfer of record title to any nominee or custodian, provided that the Stockholder so transferring such shares remains the beneficial owner thereof; (B) any transfer among members of a family, their trusts or other entities, if approved by the Board of Directors; (C) any transfer among Institutional Investors which became Stockholders in December 1984; and (D) with respect to a corporate or partnership Stockholder transfer between an Affiliate and such corporate or partnership Stockholder (it being understood with respect to such Affiliate that the later sale of such Affiliate as part of a sale or series of sales of substantial assets other than Common Stock would not constitute an indirect sale of Common Stock by such corporate or

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                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
partnership Stockholder, and need not be made within the terms of this Agreement, provided that an officer of such institution certifies that such sale is not being undertaken to evade the transfer restrictions herein).

          3.02 Permitted Pledges. A Stockholder shall be entitled to pledge his or her shares of Common Stock to ARAMARK, a commercial bank, savings and loan institution or any other lending or financial institution as security for any indebtedness of such Stockholder to such lender; provided that such lender shall first agree not to dispose of such shares except in compliance with the provisions of this Agreement.

         3.03 Authority of Board of Directors to Approve Transfers; Actions by Board of Directors. Notwithstanding any other provision of this Agreement, the Board of Directors shall have the authority to approve any transfer, or class, category or type of transfer, of Common Stock. Such authority of the Board of Directors shall extend to, among other things, (i) the authority to create an internal market for shares of the Company's stock pursuant to which Management Investors would be offered the opportunity to sell a portion of their shares at the times and on the terms set by the Board of Directors, and (ii) the authority to waive entirely the restrictions (including, without limitation, restrictions relating to rights of first offer and reoffer, calls upon termination of employment and sales, transfers and other dispositions of shares) set forth in this Agreement which relate to Management Investors and which do not relate to Outside Investors. Any such approval may be revoked by the Board at any time without notice and such revocation shall be effective with respect to any action, including any or all transfers or proposed transfers, unless, prior to such revocation, the shares have been presented to the transfer agent for the purpose of registering such transfer, in proper form and satisfying the requirements of Section 8-401 of the Uniform Commercial Code or such other applicable law relating to the duty of an issuer to register securities transfers.

    The Board of Directors may delegate any and all authority it has under this Agreement to any committee thereof and/or to any authorized officer or agent.

4.  Rights of First Offer and Reoffer of Shares.

    4.01 Transfers by Management Investors.

         (a) A Management Investor or Permitted Transferee may sell shares of Common Stock, by complying with the terms of this Section 4. The selling Management Investor shall first give written notice (a "Management Investor's Notice") to ARAMARK stating such selling Management Investor's desire to make such transfer, the number of shares of Common Stock to be transferred (the "Offered Management Shares"), and the price which the selling Management Investor proposes to be paid for the Offered Management Shares, which proposed price shall not be greater than the Appraisal Price of (an equivalent number of) shares of Class B Common Stock (the "First Offer Price").

         (b) Upon receipt of the Management Investor's Notice, ARAMARK shall have the irrevocable and exclusive option to buy up to all of the Offered Management Shares at the First Offer Price; provided, however, that ARAMARK shall not have the right to purchase any of the Offered Management Shares unless either (i) ARAMARK purchases all such Offered Management Shares, or (ii) such selling Management Investor consents to the purchase of less than all of the Offered Management Shares. ARAMARK's option under this Section 4.01(b) shall be exercisable by a written notice to such selling Management Investor, given within 45 days from the date of receipt of the Management Investor's Notice.

    4.02 Transfers by Outside Investors.

         (a) An Outside Investor may sell shares of Common Stock, including pursuant to the registration rights under Section 2.1 of ARAMARK's Amended and Restated Registration Rights Agreement amended and restated as of April 7, 1988 (the "Registration Rights Agreement"), by complying with the terms of this Section 4. The selling Outside Investor shall first give written notice (a "Seller's Notice") to ARAMARK stating such selling Outside Investor's desire to make such transfer, the number of shares of Common Stock to be transferred (the "Offered Investors' Shares"), and the price which the selling Outside Investor proposes to be paid for the Offered Investors' Shares (the "First Offer Investors' Price").

         (b) Upon receipt of the Seller's Notice, ARAMARK shall have the irrevocable and exclusive option to buy up to all of the Offered Investors' Shares at the First Offer Investors' Price; provided, however, that ARAMARK shall not have the right to purchase any of the Offered Investors' Shares unless either (i) ARAMARK purchases all such Offered Investors' Shares, or (ii) such selling Outside Investor consents to the purchase of less than all of

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                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
         the Offered Investors' Shares. ARAMARK's option under this Section 4.02(b) shall be exercisable by a written notice to such selling Outside Investor, given within 45 days from the date of the receipt of Seller's Notice.

    4.03 Transfer of Offered Shares to Third Parties. If the Management Investor's Notice or the Seller's Notice (collectively, the "Notice") required to be given pursuant to Section 4.01 or 4.02, as the case may be, has been duly given, and ARAMARK determines not to exercise its option to purchase the Offered Management Shares or the Offered Investors' Shares (collectively, the "Offered Shares") or determines (with the consent of the Stockholder who has made the First Offer) to exercise its option to purchase less than all the Offered Shares, then the Stockholder who has made such First Offer shall be free, for a period of 90 days from the earlier of (i) the expiration of the option period with respect to such First Offer pursuant to Section 4.01 or 4.02, as the case may be, or (ii) the date such Stockholder shall have received written notice from ARAMARK stating that ARAMARK intends not to exercise in whole or in part the option granted under Section 4.01 or 4.02, as the case may be, to sell to any third-party Transferees the remaining Offered Shares, at a price equal to or greater than the First Offer Price, in the case of Management Investors or their Permitted Transferees, and the First Offer Investors' Price, in the case of Outside Investors; provided, however, that the Transferee complies with the provisions of Section 2.03; and provided further that, in the case where such selling Stockholder is a Management Investor or a Permitted Transferee, such Transferee shall have been approved by ARAMARK as a suitable investor in a privately-owned services management company. ARAMARK shall not unreasonably withhold or delay such approval. Anything herein to the contrary notwithstanding, the 90-day period described in this Section 4.03 shall be extended until the completion of all sales pursuant to a registration statement, a request for which was made substantially concurrently with the Notice.

    4.04 Reoffers. In the event the proposed purchase price of a third-party Transferee for the Offered Shares is less than the First Offer Price or the First Offer Investors' Price, as the case may be, the Stockholder desiring to sell at such lesser price shall not sell or otherwise transfer any of the Offered Shares unless such selling Stockholder shall first reoffer the Offered Shares at such lesser price to ARAMARK by giving written notice (the "Reoffer Notice") to ARAMARK of such selling Stockholder's intention to make such transfer at such lower price (the "Reoffer Price"). ARAMARK shall then have an irrevocable and exclusive option to purchase all or part of the Offered Shares at the Reoffer Price, exercisable in the same manner as provided in Section 4.01 or 4.02, as the case may be. In the event ARAMARK does not then elect to purchase all the remaining Offered Shares, or ARAMARK elects (with the consent of the Stockholder desiring to sell) to purchase less than all the remaining Offered Shares, the remaining Offered Shares may be sold by such selling Stockholder within 30 days following the earlier of (i) the expiration of the option period with respect to such Reoffer pursuant to Section 4.01 or 4.02, as the case may be, or (ii) the last date on which such selling Stockholder shall have received written notice from ARAMARK stating that ARAMARK intends not to exercise in whole or in part the option granted in this Section 4.04, at a price equal to or greater than the Reoffer Price; provided, however, that the Transferee complies with the provisions of Section 2.03; and provided further that, in the case where such selling Stockholder is a Management Investor or a Management Investor's Permitted Transferee, such Transferee shall have been approved by ARAMARK as a suitable investor in a privately-owned services management company. ARAMARK shall not unreasonably withhold or delay such approval.

    4.05 Waiting Period With Respect to Subsequent Transfers. In the event that ARAMARK does not exercise its option to purchase any or all of the Offered Shares at the First Offer Price or the First Offer Investors' Price, as the case may be, or at the Reoffer Price, and the Stockholder desiring to sell shall not have sold the remaining Offered Shares to any Transferee for any reason before the expiration of the 30 day period described in Section 4.04 in the event of a Reoffer, or, if no Reoffer Notice is given, the 90 day period described in
Section 4.03, then such selling Stockholder shall not sell any shares of Common Stock to any Transferee or other Stockholder (other than to Permitted Transferees pursuant to Section 3.01) at any price for a period of three months from the last day of such 30 or 90 day period, as the case may be.

    4.06 No Sales of Control.

         (a) Subject to Section 4.06(b) and except as provided in Section 3.03 (transfers approved by the Board of Directors), no Person or group of Persons, as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934 (the "Exchange Act"), including for the purposes of this paragraph as part of such Person's group, Transferees pursuant to
         Section 3.01, shall become (whether through the purchase of shares pursuant to this Agreement or otherwise or through any other action) the holder, directly or indirectly, of 10% or more of either the outstanding shares of Class A Common Stock or the outstanding shares of Class B Common Stock. Any transaction resulting in a violation of this
         Section 4.06(a) shall be void, and of no effect against ARAMARK, and ARAMARK shall not record any such purported transfer on its books. Two or more Stockholders owning in the aggregate 10% or more of such outstanding shares shall not be deemed to be a group of Persons for the purposes of this Section 4.06 solely because such Stockholders are parties to this Agreement or because such Stockholders are related by blood or marriage and/or because such Stockholders are officers or directors of ARAMARK.

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                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

         (b) The provisions of Section 4.06(a) shall not apply to the acquisition by ARAMARK, directly or indirectly, of shares of Common Stock, notwithstanding that as a result of such acquisition any Person or group of Persons acting in concert would own 10% or more of such outstanding shares subsequent to such an acquisition, but shall apply to any subsequent acquisition or other action by such Person or group of Persons.

    4.07 Form of Consideration for Shares. No offer to purchase or to sell shares of Common Stock shall be deemed to be a valid offer under this Section 4 unless the purchase price of such offer is payable in cash or securities that can be readily valued by reference to quoted trading prices. The purchase price of shares upon exercise of an option under this Section 4 in respect of a Notice which specifies only cash as the form of consideration shall be payable only in cash.

    4.08 Merger Transaction. Subject to any applicable provisions of the Certificate of Incorporation or any loan agreement or instruments to which ARAMARK is a party, ARAMARK may enter into any agreement of merger to merge with or into any other corporation; and, in such event, Sections 4.01 through 4.07 of this Agreement shall not be applicable to such merger and all shares may be transferred for such consideration as approved by the Board of Directors and the Stockholders in accordance with applicable law.

    4.09 Transfers in a Public Offering. In the event a request is made under
Section 2.1 of the Registration Rights Agreement for a demand registration, then the procedures set forth in Sections 4.02 through 4.05 shall be modified in the following respects:

         (a) Such request shall also provide the information required to be stated in a Seller's Notice, and shall also constitute a Seller's Notice.

         (b) Prior to the expiration of the 21 day period under the Registration Rights Agreement within which ARAMARK is to file a registration statement covering the shares the holder of which requested a demand registration, ARAMARK shall have the irrevocable and exclusive option to buy all (and only all) of the Offered Investors' Shares at the First Offer Investors' Price, which shall be the proposed public offering price after reduction for commissions, discounts and the like.

         (c) In the event the public offering price (after reduction for commissions, discounts and the like) is more than 10% lower than the First Offer Investors' Price, or the number of shares included in the offering is reduced to less than 75% of the shares as to which the Seller's Notice was delivered (otherwise than by reason of a cut down by the Underwriter) then Section 4.04 shall apply, but such section shall not otherwise apply to any sale pursuant to a registration statement.

         (d) In the event all of the Offered Investors' Shares are elected to be purchased, the demand registration shall be held in abeyance pending the closing of such purchase in accordance with this Agreement.

5.  Put of Shares upon Death, Complete Disability or Normal Retirement.

    5.01 Put in Event of Death, Complete Disability or Normal Retirement. Subject to any instruments or agreements of ARAMARK from time to time in effect restricting or otherwise governing the repurchase or retirement of shares of ARAMARK's capital stock (the "Loan Agreements") and to applicable law, unless a Call pursuant to Section 6.01 shall have been exercised by ARAMARK, upon the death, Complete Disability or Normal Retirement of any Investor Group member, at the option of such Investor Group member, such Investor Group member's estate, heirs or personal representative, and such Investor Group member's Permitted Transferees (other than Permitted Transferees specified in Section 3.01(A)(ii)) (collectively, the "Holders" of such Investor Group member's shares) and within 30 days of receipt by ARAMARK of a Seller's Notice from such Holders, which notice must be given within 30 days from the date of the appointment of a personal representative of such Investor Group member, the date he or she became Completely Disabled, or the date of his or her Normal Retirement, ARAMARK shall purchase from such Holders the shares of Common Stock held by such Holders specified in such Seller's Notice up to 30% of such shares so held at a purchase price determined in accordance with Section 5.02. ARAMARK shall be under no obligation to purchase such shares unless it shall have received a Seller's Notice from such Holders in accordance with this Section 5.01.

    5.02 Purchase Price of Put Shares. The purchase price for the shares of Common Stock purchased pursuant to Section 5.01 shall be the Appraisal Price of (an equivalent number of) shares of Class B Common Stock, for the shares of a Holder of a Management Investor's shares, and shall be the Appraisal Price of shares of Class A Common Stock for the shares of a Holder of an Individual Investor's shares. ARAMARK shall satisfy its obligation to purchase shares upon the exercise of any Put granted under Section 5.01 with cash.

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                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

6.  Call of Shares upon Termination of Employment.

    6.01 Call in Event of Termination. Unless the shares of Common Stock held by a Management Investor and his or her Permitted Transferees have been earlier sold pursuant to Section 4 (rights of first offer and reoffer), including the earlier recording of the transfer of such shares on the books of ARAMARK, ARAMARK shall have an exclusive and irrevocable option, at any time and from time to time during the period of 10 years following the termination of employment of such Management Investor for any reason whatsoever (including without limitation death, Complete Disability or Normal Retirement) to make a purchase or purchases of up to all of the shares of Common Stock owned by such Management Investor and his or her Permitted Transferees, at a purchase price, with respect to any such exercise, determined in accordance with Section 6.02.

    6.02 Purchase Price. The purchase price per share for any shares of Common Stock purchased pursuant to Section 6.01 shall be the lesser of (i) the Appraisal Price of (an equivalent number of) shares of Class B Common Stock at the time ARAMARK gives notice that it is exercising its Call option and (ii) the Appraisal Price of (an equivalent number of) shares of Class B Common Stock at the date of termination of employment, plus in the case where ARAMARK gives notice it is exercising its Call option more than 120 days after the date of termination of employment, 8% simple interest on such amount from the date of termination of employment through the date ARAMARK gives notice that it is exercising its Call option. ARAMARK shall satisfy its obligations to purchase shares upon the exercise of such Calls with cash up to the least of $100,000, or the Management Investor's highest annual base salary as an employee of ARAMARK, or 10% of the aggregate purchase price for such Called shares and, at the Company's option, with cash and/or Promissory Notes valued at their principal amount for the remainder.

7.  Involuntary Transfer of Shares.

    7.01 Certain Involuntary Transfers; Seller's Notice. Except for involuntary transfers (by foreclosure or otherwise) to ARAMARK of shares of Common Stock pledged to ARAMARK, in the event a Stockholder shall involuntarily transfer directly or indirectly any or all of his or her shares, for any reason other than as a result of those events specified in Section 6, such Stockholder shall give written notice within 30 days of such involuntary transfer (the "Stockholder Notice") to ARAMARK, with a copy to the Transferee, stating the fact that the involuntary transfer occurred, the reason therefor, the date of the transfer, the name and address of the Transferee and the number of shares acquired by the Transferee (the "Acquired Shares"). For purposes of this Section 7 an involuntary transfer shall include, without limitation, a court-ordered transfer, constructive trust or other device designed to transfer economic benefit of share ownership.

    7.02 Right to Repurchase. For a period of 60 days from the date of receipt of the Stockholder Notice or, failing receipt of such notice, 60 days from the date ARAMARK sends written notice to the Transferee that the transfer is deemed to be an involuntary transfer subject to repurchase under this Agreement, ARAMARK shall have an irrevocable and exclusive option to buy all of the Acquired Shares, exercisable in the same manner as provided in Section 4.01, and the provisions of such applicable Section shall be followed in their entirety except that the purchase price shall be as provided in Section 7.03.

    7.03    Purchase Price. The purchase price for shares purchased pursuant to
Section 7.02 shall be payable in cash and shall be equal to the Appraisal Price of (an equivalent number of) shares of Class B Common Stock at the time ARAMARK gives notice that it is exercising its Call option.

8. Limited Access to Information.

    8.01 No Duty to Disclose Information. Each of the parties to this Agreement acknowledges and agrees that it is in the best interests of ARAMARK and the Stockholders taken as a whole for ARAMARK to be able to conduct orderly transactions in Common Stock on a continual basis (including in connection with the internal market and repurchases upon termination of employment and otherwise), and for ARAMARK concurrently to be able to consider from time to time on a confidential basis potential transactions which could affect the fair market value and/or the Appraisal Price of the Common Stock. Each of the parties to this Agreement acknowledges and agrees that, at the time of a sale by a Stockholder of shares of Common Stock pursuant to this Agreement, there may have occurred or be proposed or pending an event or a transaction that could affect the Appraisal Price of the Common Stock, and that the Appraisal Price of the Common Stock (and, accordingly, the repurchase price) may be substantially less than the fair market value as of the current date, and further acknowledges and agrees that ARAMARK may have valid business reasons not to, and in any case shall not be required to, disclose any event or transaction that may have occurred or be proposed or pending at the time of any such sale.

    8.02 Sale of ARAMARK Following Call. In the event that any entity, person, or any group of persons acting in concert (excluding the Management Investors as a group), acquires in any manner shares of Common Stock with 50% of the ordinary voting rights of the outstanding shares of Common Stock or in the event of the redemption or repurchase of all the

                                       7
                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT shares of Common Stock in connection with a sale of all or substantially all the assets of ARAMARK, or the winding up, dissolution or liquidation of ARAMARK, within 90 days from the date of a sale pursuant to Section 6.01 then, subject to the Loan Agreements, ARAMARK and/or the purchaser of such shares of Common Stock with 50% of the ordinary voting rights of the outstanding shares of Common Stock shall pay to the Holders whose shares have been so purchased the excess, if any, of the amount per share realized by ARAMARK's stockholders upon such acquisition, redemption, repurchase, winding up, dissolution or liquidation over the purchase price per share paid to such Holders pursuant to Section 6 less the interest paid on any Promissory Notes paid as consideration for such stock and less a financing cost for carrying such stock for any cash received, based on an interest rate equal to the rate paid by ARAMARK under the Loan Agreements at the date of payment hereunder, for the period from the date of payment to such Holders pursuant to Section 6 to the date of such acquisition, redemption, repurchase, winding up, dissolution or liquidation, for each share purchased by ARAMARK. Determination of whether or not any such payment is appropriate, and the amount of such payment, shall be made by the Board of Directors; and such determination shall be conclusive and binding on all parties hereto.

9. No Right to Continued Employment. Neither this Agreement nor the ownership of Common Stock by a Management Investor shall confer upon any Management Investor any right to continue in the employ of ARAMARK or any of its Subsidiaries or limit in any respect the right of ARAMARK or its Subsidiaries to terminate his or her employment at any time.

10. Closing.

    10.01 Closing Date; Purchase Price. Any selling Stockholder and ARAMARK, as purchaser, of shares of Common Stock pursuant to Section 4, 5, 6 or 7 shall mutually determine a closing date (the "Closing Date") which, unless this Agreement otherwise explicitly provides, shall be not more than 60 business days after ARAMARK gives notice that it will purchase such shares; provided, however, that absent agreement, the Closing Date shall be the business day determined by ARAMARK. In respect of shares of Common Stock distributed by any employee benefit plan upon termination of employment, the Closing Date shall be such date selected by ARAMARK consistent with the orderly administration of such plan.

    Notwithstanding anything in this Agreement to the contrary, the Closing Date may be delayed in any case in which ARAMARK cannot, in compliance with the Loan Agreements or applicable law, purchase any shares of Common Stock that it is otherwise obligated to purchase until the earliest practicable date when such closing may be effected in compliance with such Loan Agreements or applicable law. The closing shall be held at 11:00 a.m., local time, at the offices of ARAMARK or at such other time or place as the parties may agree.

    The determination date of the Appraisal Price shall be appropriately changed if the Closing Date is delayed in accordance with the foregoing paragraph.

    10.02 Shares No Longer Outstanding. If a selling Stockholder shall fail to deliver the certificates representing the shares of Common Stock to be sold or shall otherwise fail to perform any obligation required to be performed at the closing and ARAMARK shall have been ready to purchase such shares at the closing, then effective at the closing, such shares shall no longer be deemed to be outstanding, and all rights of the holder thereof as stockholder of ARAMARK (except the right to receive from ARAMARK the purchase price therefor) shall cease.

    10.03 Deliveries at Closing; Method of Payment of Purchase Price. On the Closing Date, any selling Stockholder shall deliver certificates with appropriate transfer tax stamps affixed and with stock powers endorsed in blank, representing the shares of Common Stock to be purchased, and ARAMARK, as purchaser shall deliver to such Stockholder the purchase price which is payable in cash (or by wire transfer or check) and the other consideration, if any, to be given in exchange for such shares. In addition, if the person selling shares is the personal representative of a deceased Stockholder, the personal representative shall also deliver to the purchaser or purchasers (i) copies of letters testamentary or letters of administration evidencing his or her appointment and qualification, (ii) a certificate issued by the Internal Revenue Service pursuant to Section 6325 of the Code discharging the shares being sold from liens imposed by the Code and (iii) an estate tax waiver issued by the state of the decedent's domicile.

11. Term. The terms and provisions of this Agreement which relate to Management Investors may be terminated by an instrument in writing signed by Management Investors who hold, in combination with their Permitted Transferees, at least the majority of the Common Stock held by Management Investors and their Permitted Transferees and by ARAMARK. The terms and provisions of this Agreement which relate to Outside Investors shall terminate on April 7, 2008 or, if earlier, on the closing date of the first to occur of (i) any merger or other business combination of ARAMARK with or into any other corporations, except a merger or other business combination in which the stockholders of ARAMARK immediately prior thereto constitute more than a majority of the stockholders (by value of equity securities held) following such merger, and (ii) the sale of shares of Class A Common Stock to the public pursuant to an underwritten, registered public offering under the Securities Act of 1993, as amended

                                       8
                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

(the "Securities Act") as a result of which offering the public (including for this purpose all purchasers in the underwriting irrespective of any relationship with ARAMARK) owns 10% or more of the outstanding shares of Class A Common Stock, provided such shares have a fair market value equal to at least $25,000,000 at the time of the offering.

    Notwithstanding the foregoing, the restrictive terms and provisions set forth herein with respect to the rights and obligations of Management Investors shall terminate, effective upon or after the occurrence of a public offering pursuant to clause (ii) above, to the extent the existence of such terms and provisions would impair the ability of ARAMARK to list its Common Stock on the New York Stock Exchange or, in the written opinion of the lead underwriter, significantly impair the value of the Common Stock proposed to be sold in a public offering.

12. Registration of Common Stock. In the event of any registration under the Securities Act and public offering of Common Stock, each Stockholder shall, at a meeting convened for the purpose of amending the Certificate of Incorporation, vote to increase the authorized number of shares of Common Stock and, if necessary, to subdivide the outstanding shares of Common Stock of ARAMARK, in both instances as recommended by a majority of the members of the Board in order to effectuate such public offering.

13. Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

14. Notices. All notices, statements, instructions or other documents required to be given hereunder, shall be in writing and shall be given either personally, or by mailing the same in a sealed envelope, first-class mail, postage prepaid, addressed to ARAMARK at its principal offices to the attention of the General Counsel and to the other parties at their addresses reflected in the stock records of ARAMARK, or sent by telegram, telex, telecopy or similar form of telecommunication. Each Stockholder, by written notice given to ARAMARK in accordance with this Section 14 may change the address to which notices, statements, instructions or other documents are to be sent to such Stockholder. All notices, statements, instructions and other documents hereunder that are mailed shall be deemed to have been given on the date of mailing.

15. Cooperation.   ARAMARK agrees that it will use all reasonable efforts under the circumstances to help any Stockholder desiring to dispose of its Common Stock pursuant to the provisions of this Agreement to do so.

16. Miscellaneous.

    16.01 Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. The provisions of this Agreement are for the sole benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons. If any Transferee of any Stockholder shall acquire any shares of Common Stock, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

    ARAMARK may assign to any other Person its rights with respect to any specific transaction pursuant to Section 4, 5, 6 or 7, provided that Person complies with the provisions of Section 2.03.

    16.02 Governing Law. Regardless of the place of execution, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed in such State.

    16.03 Headings. Paragraph headings are inserted herein for convenience only and do not form a part of this Agreement.

    16.04 Entire Agreement; Amendment. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented or discharged except by performance or by an instrument in writing signed by the holders of at least three-fourths of the Common Stock held by the Institutional and Individual Investors (taken as a whole), and by Management Investors who hold (in combination with their Permitted Transferees) at least a majority of the Common Stock held by Management Investors and their Permitted Transferees, and by ARAMARK. In the event of the

                                       9
                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors of ARAMARK to meet within 30 days following such amendment or modification or as soon thereafter as is practicable for the purpose of amending the Certificate of Incorporation and By-Laws of ARAMARK, as may be required as a result of such amendment or modification, and proposing such amendments to the stockholders of ARAMARK entitled to vote thereon, and such action shall be the first action to be taken at such meeting.

    This amended and restated Agreement shall become effective upon the later of
(i) December 14, 1994 and (ii) the date ARAMARK has received and holds duly executed (and not previously rescinded) instruments in writing approving such amended and restated Agreement from the required parties as provided in this
Section 16.04.

    16.05 Inspection.   A copy of this Agreement shall be filed with the
Secretary of ARAMARK and kept with the records of ARAMARK and shall be made available for inspection by any stockholder of ARAMARK at the principal offices of ARAMARK.

    16.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [Signature Pages Omitted]




                                      10
                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

                                                                       EXHIBIT A
                                                        (to Amended and Restated
                                                        Stockholders' Agreement)

              THIS NOTE IS NOT TRANSFERABLE UNLESS AS A CONDITION
               PRECEDENT TO THE EFFECTIVENESS OF ANY TRANSFER THE
                 PAYEE HAS OBTAINED THE WRITTEN CONSENT OF THE
                      COMPANY AS TO THE PROPOSED TRANSFER.

                                  $__________
                                                      Philadelphia, Pennsylvania
                                                            _____________, 19___


                         SUBORDINATED INSTALLMENT NOTE

   1. For value received, ARAMARK CORPORATION (formerly The ARA Group, Inc. and ARA Holding Company), a Delaware corporation (the "Company"), hereby promises to
pay to                     (the "Payee") the sum of $       in       equal,
annual installments of   $and one final installment of $       on each
[April/October] 15 commencing on [April/October] 15, 19   , and to pay simple
interest at the rate of   % per annum on the unpaid balance thereof, semi-
annually in arrears on each April 15 and October 15.

   2. The Payee may not sell, assign or otherwise transfer or encumber any portion of this Note or interest herein without first procuring the written consent of the Company, which consent the Company is under no obligation to provide. No transfer of this Note shall be effective unless such transfer is in compliance with the foregoing, including the requirements set forth in the legend provided for above.

   3. Both the principal of this Note and interest thereon are payable in lawful money of the United States of America at 1101 Market Street, Philadelphia, PA 19107, or such address of any subsequent principal executive office of the Company within the United States of America as the Company shall designate in writing to the Payee, or at the option of the Company, by check mailed to the Payee at such address for the Payee as is indicated on the books of the Company.

   4. This Note may be prepaid in full, or in part, any time, without premium or penalty. All prepayments shall be applied first to accrued interest and then to installments of principal in the order of their maturities.

   5. The indebtedness evidenced by this Note and the payment of the principal of and interest on this Note are hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness.

   5.1 "Senior Indebtedness" means the principal of, premium, if any, interest and any other amounts due on (1) all Indebtedness incurred, assumed or guaranteed by the Company, either before or after the date hereof, (excluding any debt which by the terms of the instrument creating or evidencing the same is not superior in right of payment to this Note), including, without limitation,
(a) any amount payable with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the date hereof or at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, or assumed or guaranteed by, directly or indirectly, the Company, required to be reflected as a liability on the face of the balance sheet of the Company, (b) any amounts payable in respect to any interest rate exchange agreement, currency exchange agreement or similar agreement and (c) any subordinated indebtedness of a corporation merged with or into or acquired by the Company; and (2) any renewals or extensions or refunding of any such Senior Indebtedness or evidences of indebtedness issued in exchange for such Senior Indebtedness.

   5.2 "Indebtedness" means (a) all items, except items of capital stock or of surplus or of general contingency reserves or of reserves for deferred income taxes, which in accordance with generally accepted accounting principles in effect on the date hereof should be included in determining total liabilities as shown on the liability side of a balance sheet of the Company as at the date of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by the Company, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which the Company has directly or indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which the Company has agreed to supply or advance funds or otherwise to become liable directly or indirectly with respect thereto, including, without limitation, indebtedness arising out of the sale or transfer of accounts or notes receivable or any moneys due or to become due.

   6. In the event of any dissolution, winding up, liquidation or reorganization of the Company (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors or any readjustment of debt, arrangement or composition among creditors or any other marshalling of the assets and liabilities of the Company or otherwise), then holders of Senior Indebtedness shall first be paid in full, or provision made for such payment, before any payment or distribution, directly or indirectly (including by way of set off) is made upon the principal of or interest on this Note, and to that end the holders of Senior Indebtedness shall be entitled to receive in payment thereof any payment or distribution of assets of the Company, whether in cash or property or securities, which may be payable or deliverable in any such proceeding in respect of this Note. The Payee irrevocably authorizes, empowers and directs all receivers, custodians, trustee, liquidators, conservators and others having authority in the premises to effect all such payments and deliveries. Notwithstanding any statute, including without limitation the Federal Bankruptcy Code, any rule of law or bankruptcy procedures to the contrary, the right of the holders of the Senior Indebtedness to have all of the Senior Indebtedness paid and satisfied in full prior to the payment of any amounts due the payee under this Note shall include, without limitation, the right of the holders of the Senior Indebtedness to be paid in full all interest accruing on the Senior Indebtedness due them after the filing of any petition by or against the Company in connection with any bankruptcy or similar proceeding or any other proceeding referred to in paragraph 6 hereof, prior to the payment of any amounts in respect of the Note, including, without limitation, any interest due to the Payee accruing after such date.

   7. No payment, directly or indirectly (including by way of set off), shall be made by the Company with respect to the principal of or interest on this Note if (i) an event of default has happened with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding which if occurring prior to the stated maturity of such Senior Indebtedness, permits holders thereof upon the giving of notice or passage of time, or both, to accelerate the maturity thereof ("Senior Indebtedness Default") and has not been cured, (ii) a payment by the Company to or for the benefit of Payee would, immediately after giving effect thereto, result in a Senior Indebtedness Default, or (iii) full payment of all amounts then due for principal of (or premium, if any), interest or any other amounts due on Senior Indebtedness shall not then have been made or duly provided for. Upon the occurrence of any events described in (i), (ii) or (iii) described above, notwithstanding any event of default under this Note by the Company, the Payee may not accelerate the maturity of all or any portion of this Note, or take any action towards collection of all or any portion of this Note or enforcement of any rights, powers or remedies under this Note, or applicable law until the earlier of the date on which a Senior Indebtedness Default (or in the case of (iii) required payments shall have been duly provided for) have been cured or such Senior Indebtedness has been paid in full.

   8. In the event that, notwithstanding the foregoing, the Company shall make any payment prohibited by Section 6 or 7, then, except as hereinafter in this Section otherwise provided, unless and until any such Senior Indebtedness Default shall have been cured or waived or shall cease to exist, such payment shall be held in trust for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing the Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of such Senior Indebtedness.

   9. Subject to the payment in full of all Senior Indebtedness at the time outstanding, the Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until this Note shall be paid in full, and no payments or distributions to the holders of Senior Indebtedness by or on behalf of the Company from the proceeds that would otherwise be payable to the Payee, or by or on behalf of the Payee, shall as between the Company and the Payee, be deemed to be a payment by the Company to or for the account of holders of Senior Indebtedness.

   10. No holder of Senior Indebtedness shall be prejudiced in his or her right to enforce subordination of this Note by any act on the part of the Company.
The above provisions in regard to subordination are intended solely for the purpose of defining the relative rights of the Payee on the one hand, and the holders of Senior Indebtedness, on the other hand, and nothing contained in this
Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness and the Payee, the obligation of the Company, which is absolute and unconditional, to pay to the Payee, subject to the rights of the holders of Senior Indebtedness, the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, subject to the rights, if any, under the above subordination provisions, of holders of Senior Indebtedness to receive cash, property or securities of the Company payable in respect thereof.

                                       2
            EXHIBIT TO AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

   11. The principal of this Note and accrued unpaid interest thereon shall (if not already due and payable) upon written demand by the Payee become due and payable forthwith, if there shall have been a default in the payment of any interest on, or principal of, this Note when it becomes due and payable (but only if such payment is not prohibited by the provisions of this Note), and such default shall have continued for a period of 30 days after written notice of such default shall have been given to the Company and shall be continuing at the time of such written demand.

   12. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights under this Note shall operate as a waiver of any rights of the Payee.

   13. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered, or deposited in the mails, first-class, postage prepaid, or delivered to a telegraph office for transmission, if to the Payee, at such address for the Payee as is indicated on the books of the Company or if to the Company, at the address of the principal executive offices of the Company as provided above.

   14. This Note shall be governed by the laws of the State of Delaware.



                               ARAMARK CORPORATION


                               By:
                                     Treasurer